www.hycroftmining.com Hycroft Mining Holding Corp. 8181 East Tufts Ave, Suite 510 Denver, CO 80237 Tel: 303.253.3267 NEWS RELEASE HYCROFT MANAGEMENT AND EXISTING SHAREHOLDERS INCREASE POSITIONS IN HYCROFT DENVER, CO, June 11, 2021 - Hycroft Mining Holding Corporation (Nasdaq: HYMC) (“Hycroft” or the “Company”), a gold and silver producer operating the Hycroft Mine in the prolific mining region of Northern Nevada, today announced that it has assisted Mudrick Capital Management, L.P. in placing approximately 777,968 shares of common stock and 394,863 warrants from a harvesting fund, which takes this fund entirely out of Hycroft equity. David Kirsch, Chairman of the Board of Directors, stated, “Mudrick continues to intend to be long-term shareholders of Hycroft and are supportive of management’s initiative to increase their ownership in the Company, further aligning their interests with those of all stakeholders.” Members of the Hycroft management team and Board, together with existing institutional shareholders, have acquired the position, further increasing their holdings in Hycroft’s common stock. “Hycroft is a top 20 global gold deposit and it is the second largest global silver deposit located in the world-class mining region of Northern Nevada, and we believe this was a timely opportunity to increase our commitment to this project. We appreciate the continuing support from shareholders as the new Hycroft management and technical team drives towards developing Hycroft into a world-class asset,” commented Diane Garrett, President & CEO. About Hycroft Mining Holding Corporation Hycroft is a US-based, gold and silver producer operating the Hycroft Mine located in the world-class mining region of Northern Nevada. The Hycroft Mine ranks among the top 20 largest primary gold deposits in the world and is the second largest in the United States. Contact: Diane R. Garrett Tracey Thom President & Vice President, Investor Relations Chief Executive Officer & Corporate Communication (210) 621-4200 (303) 524-1948